Exhibit 10.12

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made by and between Renovis, Inc. (hereinafter, the “Company”) and Dr. Lynne Zydowsky (“Zydowsky”) (together referred to as “the Parties”) and is entered into as of February 3, 2003, effective the eighth day after Zydowsky’s signature without revocation (the “Effective Date”).

WHEREAS, Zydowsky is employed by the Company;

WHEREAS, Zydowsky has entered into with the Company both an Employment Agreement dated February 1, 2000 (the “Employment Agreement”) and an Indemnity Agreement effective July 1, 2000 (the “Indemnity Agreement”);

WHEREAS, Zydowsky purchased 250,000 shares of the Company’s Common Stock (the “Founders Stock”) pursuant to a Founder’s Stock Purchase Agreement dated March 13, 2000, between the Company and Zydowsky (the “Founders’ Stock Purchase Agreement”), which agreement provides that the Company has the option to repurchase shares (if any) as to which the Company’s repurchase option has not lapsed only upon Zydowsky’s employment termination from the Company (the “Repurchase Option”);

WHEREAS, the Company on April 21, 2000, September 14, 2001, and May 9, 2002, granted Zydowsky incentive stock options to purchase an aggregate of 350,000 shares of the Company’s common stock (the “Stock Options”) subject to the terms and conditions of the Company’s 2000 Equity Incentive Plan and related amendment thereto, including any exhibits thereto (collectively, the “Plan”);

NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1. Employment/ Consulting. Zydowsky’s employment as the Company’s Senior Vice-President of Corporate Development will continue (with all of Zydowsky’s current compensation and benefits of any kind associated therewith undiminished in any way without interruption, except for the board observation rights set forth in Section 1 of the Employment Agreement which will terminate on January 31, 2003) through and including March 31, 2003 except that starting February 3, 2003, Zydowsky will no longer be required either to execute any binding agreements on the Company’s behalf or to perform any Company statutory officer and/or or Company financial related functions. The Company agrees that the termination of Zydowsky’s employment with the Company will take place at day’s end on March 31, 2003 (the “Termination Date”) and constitutes a “Constructive Termination” (as defined in the Employment Agreement). The Company acknowledges that Zydowsky is entitled to a 2002 annual bonus pursuant to the Employment Agreement, which the Company shall satisfy in full by a special payment to Zydowsky in lieu of a 2002 Bonus in an amount equal to ten percent (10%) of Zydowsky’s base salary in effect as of the Effective Date (payment agreed to total $23,750, less applicable taxes or other required withholdings) (the “Special Payment”). The Special Payment shall be paid to Zydowsky on or prior to the Termination Date. Through the Termination Date, Zydowsky shall continue to be a full-time employee of the Company, although the Parties anticipate that Zydowsky’s responsibilities will gradually be reduced by the Company in a reasonable business-like manner, such that it is unlikely that Zydowsky will be required to commit more than one-half of her professional time and Company regular business hours to the Company during the month of March 2003. From the Termination Date through September 30, 2003 (the “Separation Date”, collectively the “Consulting Period”), Zydowsky will be available to assist the Company’s Senior Executives during regular business hours at mutually agreeable times following reasonable advanced written request (including email) for up to a total of 25 days; provided that Zydowsky will not be expected to provide more than a maximum of eight hours of services in any individual day. Upon the Company’s request and by mutual agreement, Zydowsky may (but is not obligated) to provide consulting services beyond the 25 days at a rate of $250/ hour.

2. Severance/ Settlement Compensation.

(a) Contractual Severance. During the Consulting Period, the Company will pay (at the Company’s regular pay periods and whether or not Zydowsky’s consulting services described in Section 1 above are either fully, partially or not used; provided, however, that if requested to provide consulting services pursuant to this Agreement, Zydowsky shall have provided such consulting services in accordance with the terms of this Agreement) the equivalent of Zydowsky’s current gross base salary (payments agreed to total $118,750) subject to any taxes or other authorized withholdings only. Such total payment shall be timely and accurately reported to Zydowsky and the government on a Form W-2.

(b) Benefits. After the Termination Date, Zydowsky will pay for any full health-related insurance benefits coverage under COBRA as desired and as available. Zydowsky acknowledges and agrees that, except as expressly provided for by this Agreement, she will not be entitled to Company benefits of any kind following the Termination Date.

(c) Acceleration of Lapsing of Repurchase Option; Other Equity-Related Matters. The Parties agree that Zydowsky will have already vested as of the Termination Date in both: 1) 192,708 shares of the Founders Stock (i.e., the Company’s Repurchase Option has already lapsed with respect to that number of shares); and 2) 240,624 shares of common stock under the Stock Options (i.e., the Stock Options will have vested and become exercisable with respect to an aggregate of 240,624 shares of common stock). The Parties further agree that as part of the Settlement Compensation, Zydowsky will further vest (i.e., as applicable, the Company’s Repurchase Option will completely lapse with respect to): (1) in all remaining unvested shares of the Founders Stock and; 2) in a further six months (following the Termination Date) of all remaining unvested Stock Options, in the case of both (1) and (2) such additional vesting shall occur on the Termination Date. After taking into account the foregoing acceleration of vesting, as of the Termination Date, Zydowsky shall have vested (i.e., the Company’s Repurchase Option shall have lapsed) with respect to 250,000 shares of the Founders Stock and the Stock Options shall have vested and become exercisable with respect to 284,374 shares of common stock. All of the Founders Stock and Stock Options shall otherwise continue to be subject to all the other terms of the

Founders’ Stock Purchase Agreement and the Plan, respectively. The Company represents and warrants that, to its knowledge, as of the Termination Date Zydowsky will be the full and rightful owner of the Founders Stock and Stock Options described in this Section 2(c) and such Founders Stock and Stock Options, together with any additional options, shares and/or other rights derived therefrom, remain and have remained subject to the Founders’ Stock Purchase Agreement, the Plan the Company’s Bylaws and the Company’s then in effect Certificate of Incorporation (the “Certificate”), the Company’s Amended and Restated Voting Agreement, the Company’s Amended and Restated Right of First Refusal and Co-Sale Agreement and the Company’s Amended and Restated Investor Rights Agreement, each as applicable. Within 10 days after the Termination Date, the Company shall deliver to Zydowsky a certificate representing all of the Founders Stock, which certificate shall such be subject to only such legends as are consistent with the agreements to which Zydowsky is a party, the Company’s Bylaws, the Certificate and the Securities Act of 1933, as amended. Promptly after any exercise by Zydowsky of any Stock Options in accordance with the terms of such Stock Options, one or more certificates representing the shares with respect to which such Stock Options were exercised shall be delivered to Zydowsky and shall be subject to only such legends as are consistent with the agreements to which Zydowsky is a party, the Company’s Bylaws, the Certificate and the Securities Act of 1933, as amended. The Company acknowledges and agrees that, subject to Zydowsky’s compliance with the terms of Section 1 of this Agreement, Zydowsky will have provided the Company with “Continuous Service” without interruption through the Separation Date as defined and described in the Plan, and thus the Stock Options will be fully exercisable for 90 days following the Separation Date.

(d) Laptop Computer; Other Items; Access; Company Publications. Within 10 business days of the Separation Date, the Company shall download and delete all Company files and Company proprietary software on the laptop computer Zydowsky has used with the Company, and return the Computer otherwise in the same condition to Zydowsky for her personal use and free and clear ownership along with the related items (e.g., monitor, mouse, power chord) previously provided for Zydowsky’s use (including for the Consulting Period). Zydowsky will also be given for her personal use free and clear ownership of her Company cell phone. Through the end of the Consulting Period, Zydowsky will maintain both a Company voicemail box and email address. The Company will continue to list Zydowsky as a company founder on all Company website(s) and outside presentations which mention the Company’s founders through the Separation Date; thereafter, in response to any inquiries, the Company shall confirm that Zydowsky was one of its original Board members and its first president and chief operating officer who positively contributed to the startup the Company.

3. Expenses. The Company shall reimburse only those reasonable business expenses incurred in accordance with the Company’s written policies for expense reimbursements and with prior written authorization by either the Company’s CEO or CFO. Zydowsky agrees and acknowledges that, from and after the Effective Date, except as expressly provided for in this Agreement, Zydowsky will not be entitled to any payments, reimbursements or benefits of any kind, from the Company. Zydowsky further agrees and acknowledges that she will return all Company credit cards as of the Effective Date.

4. Releases of Claims.

(a) Zydowsky agrees that the Company’s obligations in this Agreement (compliance with its obligations in Sections 1, 2(a), 2(c)each constituting independent conditions precedent to Zydowsky’s release) represents settlement in full of all outstanding obligations owed to Zydowsky by (and any and all actual and/or potential claims by Zydowsky against) the Company and its predecessors, successors, divisions, subsidiaries, officers, managers, supervisors, agents and employees. Zydowsky hereby fully and forever releases the Company and its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (“collectively, the Company Releasees”), from, and agrees not to sue concerning, or in any manner to institute, prosecute or pursue (except to enforce the Agreement and related surviving rights), any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Zydowsky may possess against any of the Company Releasees arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement.

(b) The Company agrees that Zydowsky’s obligations in this Agreement (compliance with her material obligations each constituting independent conditions precedent to the Company’s release) represent settlement in full of all outstanding obligations owed to the Company Releasees by (and any and all actual and/or potential claims by the Company against) Zydowsky and her respective heirs, family members, executors, attorneys, agents and assigns. The Company, on its own behalf, and (to the fullest extent allowed) on behalf of its divisions, subsidiaries, predecessor and successor corporations, hereby fully and forever releases Zydowsky and her respective heirs, family members, and executors, agents, attorneys and assigns (collectively, the “Zydowsky Releasees”), from, and agrees not to sue concerning, or in any manner to institute, prosecute or pursue, any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind, that the Company and/or the Company Releasees may possess against Zydowsky and/or any of the Zydowsky Releasees, arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement. and that are known, or in the exercise of reasonable diligence should be known to, the Company’s Board of Directors.

(c) The above releases include, without limitation:

(i) any and all claims relating to or arising out of Zydowsky’s employment relationship with the Company and the termination of that relationship (except for any claims for indemnity arising under the Indemnity Agreement and/or the indemnification provisions of the Company’s Certificate of Incorporation and Bylaws);

(ii) any and all claims relating to, or arising from, Zydowsky’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(iii) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion;

(iv) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the California Family Rights Act; the California Fair Employment and Housing Act; and the California Labor Code;

(v) any and all claims for violation of the federal, or any state, constitution;

(vi) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(vii) any claim for any loss, cost, damage, or expense arising out of any dispute over either the non-withholding or other tax treatment only of any of the proceeds paid to Zydowsky as a result of this Agreement; and

(viii) any and all claims for attorneys’ fees and costs, not paid herein.

(d) The Parties agree that the releases set forth in this Paragraph 4 shall be and remain in effect in all respects as complete general releases as to the matters released. These releases expressly do not extend to any obligations incurred under (or excepted in) this Agreement.

(e) In accordance with the Older Workers Benefit Protection Act of 1990, Zydowsky confirms that she has been advised of and is aware of the following:

(i) She has the right to consult with an attorney before signing this Agreement;

(ii) She has twenty-one (21) days from the date she receives a copy of this Agreement to consider it;

(iii) She may waive the above described twenty-one (21) day notice period by signing this Agreement prior to expiration of the notice period; and

(iv) She has seven (7) days after signing this Agreement to revoke her acceptance of it, and this Agreement will not be effective until that revocation period has expired.

5. Civil Code Section 1542 Waivers; Release Exceptions. Zydowsky represents that she is not aware of any claim by her or by the Zydowsky Releasees against any of the Company Releasees other than the claims that are released by this Agreement. The Company represents that it is not aware of any claim by it, the Company Releasees or any other third party against Zydowsky other than the claims that are released by this Agreement. Each Party acknowledges that she/it has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each Party, being aware of said code section, agrees to expressly waive any rights she/it may have there under, as well as under any other statute or common law principles of similar effect. Nevertheless, none of the waivers and releases in this Agreement shall waive, release, apply to and/or limit in any way either: (1) Zydowsky’s legally-vested rights (if any) earned through the Separation Date under any benefit plan of the Company (e.g., Company medical plan, the Plan, Founders Stock Purchase Agreement, 401(k) plan), pursuant to any Company insurance policy(ies), and/or that are not waivable under applicable law (e.g., regarding unemployment, disability benefits rights, workers compensation, ERISA); (2) Employee’s right to indemnification, duty to defend and to be held harmless by the Company pursuant to any contract (e.g., the Indemnification Agreement), applicable insurance policy(ies), statute(s), common law obligation(s), or otherwise; (3) claims that the Company has against Zydowsky based upon facts not known to the Board of Directors of the Company as of the Effective Date; (4) either Party’s rights to enforce the Agreement; and (5) either Party’s rights to raise claims for the other Party’s (and associated releasees’) post-Effective Date activities.

6. Confidentiality. Except as permitted herein, the Parties agree to maintain in complete confidence the terms of this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law or otherwise permitted herein, Zydowsky may disclose Separation Information only to her immediate family members, in any process to enforce (or defend against claimed breaches of) the Agreement, Zydowsky’s legal counsel, accountant, financial planner and any professional tax advisor, and must prevent disclosure of any Separation Information to all other third parties. The Company agrees to disclose Separation Information only to the Board of Directors and those Company executives determined by the Company to need such Separation Information, designated deposition officers in response to valid subpoenas issued to the Company, the Court and/or arbitrator in proceedings to enforce the terms of this Agreement, the Company’s attorneys, accountants and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to provide tax returns, in public filings by the Company with the Securities and Exchange Commission to the extent necessary, or as otherwise required by business necessity, and to the extent necessary to prevent disclosure of any Separation Information to all other third parties. The Parties agree that they will not otherwise publicize, directly or indirectly, any Separation Information, other than to disclose words to the effect that “any issues have been settled to the mutual satisfaction of all Parties,” “I can’t discuss that because of an agreement.” Notwithstanding anything to the contrary herein, the Company and Zydowsky mutually agree that additional language may be used in connection with the Parties’ announcements of the change in Zydowsky’s relationship with the Company. Such communications shall consist of words to the substantive effect that: “Zydowsky particularly enjoys working with new start-ups, helping them transform into successful companies. Her mission in this regard has now been completed with Renovis. Zydowsky is exploring such new opportunities and is transitioning her employment with Renovis over the next two months, but will serve as a Company consultant to its senior management team thereafter. These past three years have been successful as Renovis moves from an emerging company to one that is becoming fully integrated.”

7. Intellectual Property/ Confidentiality Agreements. Zydowsky agrees to observe and abide by the enforceable surviving terms of the Confidentiality and Proprietary Information Agreement between Zydowsky and the Company, as well as Section 15 of the Employment Agreement.

8. No Cooperation. Zydowsky agrees that she will not act in any manner that is intended to (and does) materially illegally damage the business of the Company. The Parties acknowledge that Zydowsky’s employment with any of the Company’s competitors shall not, in and of itself, constitute a breach of this provision. The Company agrees that it will not act in any manner that is intended to (and does) materially illegally damage Zydowsky. Each Party further agrees that she/it will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the other Party, unless involuntarily under a subpoena or other court order to do so. Each Party agrees both to immediately notify the other Party upon receipt of any such subpoena or court order related in any way to Zydowsky’s Company employment, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or court order to the other Party. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by those third parties against the other Party, the contacted Party shall state no more than that she/it cannot provide counsel or voluntary assistance.

9. Non-Disparagement. Zydowsky agrees to refrain from any defamation, libel or slander of the Company (including its board of directors, executives, employees, advisors and investors), and any tortuous interference with the contracts, relationships and prospective economic advantage of the Company. The Company (meaning its board of directors and executive officers) agrees to refrain from any defamation, libel or slander of Zydowsky, and any tortuous interference with the contracts, relationships and prospective economic advantage of Zydowsky. Upon inquiry by potential future employers, the Company will direct such inquiries to the Company employee in charge of the human resources function who shall only confirm the following (and cite it as pursuant to Company policy with respect to all former employees): Zydowsky’s positions held, dates of employment and consulting, final employment compensation levels and only any other information and/or documentation legally required to be disclosed.

10. No Admission of Liability. Each Party understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all potential disputed claims. No action taken by either Party, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by either Party of any fault or liability whatsoever to the other Party or to any third party.

11. Costs. The Parties shall each bear their own costs, attorneys’ fees and other fees incurred in connection with the preparation of this Agreement.

12. Authority. The Company represents and warrants that the undersigned have the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Zydowsky represents and warrants that she has the capacity to act on her own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

13. No Representations. Each Party represents that she/it has consulted with or has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Each Party has not relied upon any representations or statements made by the other Party or that Party’s agents which are not specifically set forth in this Agreement.

14. Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

15. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, etc., plus reasonable attorneys’ fees, incurred in connection with any such an action.

16. Entire Agreement. This Agreement and the surviving terms of the other agreements referenced in it (as modified by this Agreement) represent the entire agreement and understanding between the Company and Zydowsky concerning Zydowsky’s separation from the Company and the events leading thereto and associated therewith, and otherwise supersedes and replaces any and all prior agreements and understandings concerning Zydowsky’s relationship with the Company.

17. No Oral Modification. This Agreement may only be amended in writing signed by Zydowsky and a duly authorized officer of the Company.

18. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice of law provisions.

19. Dispute Resolution / Attorneys’ Fees. Unless otherwise prohibited by law or specified below, all disputes, claims, and causes of action (including but not limited to any claims of statutory discrimination of any type), in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, or to your employment with the Company or the termination of that employment, shall be resolved solely and exclusively by final, binding and confidential arbitration through Judicial Arbitration & Mediation Services/Endispute, Inc. (“JAMS”) under the then existing JAMS arbitration rules. Zydowsky understands and agrees that this provision waives her right to a jury trial on these claims. This arbitration shall be held in the San Francisco Bay Area. Nothing in this section is intended to prevent either Party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

20. Counterparts Facsimile. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned, upon receipt of the original or faxed copy of the counterpart signed by the other Party’s legal counsel.

21. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice;

(c) They understand the terms and consequences of this Agreement and of the releases it contains;

(d) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

RENOVIS, INC.

Dated: 2/3/2003	By:	/s/ DR. EDWARD PENHOET
Dr. Edward Penhoet, Chairman of the Board

RENOVIS, INC.

Dated: 2/3/2003	By:	/s/ DR. COREY GOODMAN
Dr. Corey Goodman, President and CEO

Dated: 2/3/2003	By:	/s/ DR. LYNNE ZYDOWSKY
Dr. Lynne Zydowsky

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